[LETTERHEAD OF MONTGOMERY & ANDREWS, P.A.]

Exhibit 5.12

May 6, 2015

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special New Mexico counsel to the entities listed on Schedule I (collectively, the “New Mexico Subsidiary Guarantors”), in connection with the New Mexico Subsidiary Guarantors’ proposed guarantees (collectively, the “Debt Guarantees”) of debt securities (collectively, the “Debt Securities”) to be issued from time to time by Community Health Systems, Inc., a Delaware corporation (“Parent”), or CHS/Community Health Systems, Inc., a Delaware corporation (“CHS/CHS” and, together with Parent, the “Issuers”), pursuant to forms of senior and subordinated notes indentures (collectively, the “Indentures”) that were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Issuers’ registration statement on Form S-3 (the “Registration Statement”) on or about May [6], 2015.

In rendering the opinions set forth herein, we have examined and relied on originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indentures, the Certificate of Rachel A. Seifert with Respect to Various Factual Matters, Certificates of Good Standing, and such corporate records, agreements, organizational documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the New Mexico Subsidiary Guarantors (the “Documents”), and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In rendering the opinions set forth below, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth herein. We did not participate in the negotiation or preparation of the Indentures and have not advised the Issuers or the New Mexico Subsidiary Guarantors with respect to such documents or transactions contemplated thereby.

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 6, 2015

For the purposes of this opinion, we have assumed the genuiness of all signatures of persons signing all documents in connection with which this opinion is rendered, the legal capacity of natural persons, and the authority of such persons signing on behalf of the parties thereto other than the New Mexico Subsidiary Guarantors. We have additionally assumed as follows:

1. Each party to the agreements covered by this opinion (other than the New Mexico Subsidiary Guarantors) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements enforceable against it.

2. Each party to the agreements covered by in this opinion (other than the New Mexico Subsidiary Guarantors) has legal existence.

3. The agreements covered by this opinion have been duly authorized by all necessary corporate/limited liability company/partnership or other action on the part of all parties (other than the New Mexico Subsidiary Guarantors) and have been duly executed and delivered by, and are valid as to, binding upon and enforceable against all such other parties.

4. Persons acting on behalf of the parties to the documents referred to in this opinion (other than the New Mexico Subsidiary Guarantors), including agents and fiduciaries, are duly authorized to act in that capacity.

5. Each document submitted to us for review is accurate and complete, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

6. Each Document is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

7. There has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

8. The conduct of the parties to the agreements covered by this opinion has complied with any requirement of good faith, fair dealing and conscionability.

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 6, 2015

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. Each of the New Mexico Subsidiary Guarantors is validly existing under the laws of the State of New Mexico.

2. Each of the New Mexico Subsidiary Guarantors has the requisite corporate power and authority to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Guarantees.

3. The Debt Guarantees, upon being duly authorized by all necessary corporate action, executed by an authorized signatory and delivered, will be validly authorized, executed, and delivered for corporate law purposes by each New Mexico Subsidiary Guarantor.

The opinions expressed herein are limited in all respects to the laws of the State of New Mexico as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to any reliance on this opinion letter and the opinions provided herein by the law firm Hodgson Russ LLP in connection with the legal opinion provided by that law firm that is in included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

MONTGOMERY & ANDREWS, P.A.

By:	/s/ Suzanne C. Odom

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 6, 2015

Schedule I

New Mexico Subsidiary Guarantors

Deming Hospital Corporation

Roswell Hospital Corporation

San Miguel Hospital Corporation